12401 South 450 East	Avenida 16 de Julio No. 1525
Building D1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT:       Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Updates Results From Its Bolivian Gold Mine
Reports on First Quarter of 2003

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — April 29, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that for the five week period ended April 22, 2003, its Cangalli gold operation processed 30,250 tons of ore for a total gold production of 13,703 grams, or 440 troy ounces. The average gold grade of the ore processed was .906 grams per cubic meter, or .453 grams per ton. For this period, the recovered gold grade exceeded the Company’s projected grades by 81 percent.

        This grade is consistent with previously reported grades within a very tight range. Golden Eagle believes that such consistency is a positive sign and will contribute to production stability.

        Golden Eagle’s Cangalli gold mine did not operate for several days during the period due to the Company’s contribution to rescue and recovery efforts at the neighboring gold mining town of Chima, Bolivia, which had been devastated by a mudslide on March 31, 2003. That slide, triggered by torrential rains, destroyed more than 400 homes and killed more than an estimated 100 residents. The slide did not directly affect Golden Eagle’s operation.

        In addition, the Company’s operation was slowed during the first three weeks of April by expansion construction that will result in an increased mining and plant throughput capacity of 3,500 tons per day. Golden Eagle estimates that once it reaches this expanded capacity, its Cangalli gold mine will exceed its break-even point and become a profitable operation.

        The Company also reported that during the first quarter of 2003, it processed 84,100 tons of ore, recovering 36,424 grams, or 1,171 troy ounces, of gold. Gold grades recovered during the quarter were .866 grams per cubic meter, or .433 grams per ton. These grades were 73% higher than grades used by the Company for its financial modeling for the project.

        “We are very glad that we could contribute to the rescue efforts in the neighboring community of Chima in its moment of need, as well as provide medical and food assistance” stated Ronald Atwood, Ph.D., Golden Eagle’s Vice President for Development, from Cangalli, Bolivia. “Our mine and plant expansion efforts are progressing nicely and we are continuing to process ore and recover gold as we expand.”

        Eagle E-mail Alerts: Over 1,800 investors have signed up to receive Eagle E-mail Alerts. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@earthlink.net.

       Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah, and La Paz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District, an area estimated to have produced 32 million ounces of gold in its known history, located in Western Bolivia; and continuing exploration on 125,000 acres in Eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having supported many humanitarian programs at its mine site. For the past six years, the Company has provided the only hospital, doctor and nurse in Cangalli, Bolivia. Golden Eagle also has provided for the educational needs of the students in the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” and other terms denoting future possibilities, are forward-looking statements in accordance with the Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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